As filed with the Securities and Exchange Commission on August 7, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CervoMed Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-0645032
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

20 Park Plaza, Suite 424

Boston, MA 02116

(Address of Principal Executive Offices)

CervoMed Inc. 2025 Equity Incentive Plan

(Full title of the plan)

John Alam, M.D.

President & Chief Executive Officer

CervoMed Inc.

20 Park Plaza, Suite 424

Boston, MA 02116

(Name and address of agent for service)

(617) 744-4400

(Telephone number, including area code, of agent for service)

Copies to:

William C. Hicks

Jason S. McCaffrey

Mintz Levin Cohn Ferris Glovsky &

Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement has been filed by CervoMed Inc. (the “Registrant,” “CervoMed,” “we,” “us” or “our”), with the United States Securities and Exchange Commission (the “Commission”) to register an additional 2,000,000 shares of common stock, par value $0.001 per share (“common stock”), reserved for future issuance under the Registrant’s 2025 Equity Incentive Plan, as amended by Amendment No. 1 (as amended, the “2025 Plan”), which amendment was approved by the Registrant’s stockholders on June 8, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of the Registrant’s common stock pursuant to the 2025 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2025 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, CervoMed Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on March 13, 2026;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2026 filed with the Commission on May 15, 2026, and (ii) June 30, 2026, filed with the Commission on August 7, 2026;

(c)

The Registrant’s Current Reports on Form 8-K as filed with the Commission on February 18, 2026, March 4, 2026, March 19, 2026, April 22, 2026, June 9, 2026, June 10, 2026, June 18, 2026, June 22, 2026, June 22, 2026, July 9, 2026, July 14, 2026, and August 4, 2026; and

(d)

The description of the Registrant’s common stock included in the description of securities filed as Exhibit 4.16 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 29, 2024, as such description has been amended, and any amendment or report the Registrant may file with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s certificate of incorporation, as amended (the “Charter”), eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL permits indemnification of officers and directors under certain circumstances in connection with liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Charter provides that the Company will indemnify any person who is or was made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against expenses, judgments, fines, penalties, and amounts paid in settlement incurred in connection therewith to the fullest extent authorized by the DGCL. The Company’s bylaws, as amended (the “Bylaws”), provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the DGCL.

The Company’s Bylaws authorize the Company’s board of directors to enter into indemnification contracts with each of its officers and directors. The Company has entered into indemnification contracts with each of its directors and executive officers. The indemnification contracts provide for the indemnification of directors and officers against all expenses, liability, and loss actually reasonably incurred to the fullest extent permitted by the Company’s Charter, Bylaws, and applicable law.

The Company’s Bylaws also authorize the Company to maintain insurance to protect any director or officer against any expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit list below, included in this Registration Statement.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.1.1	Certificate of Incorporation, as amended.	10-K	3/24/2023	3.1
4.1.2	Certificate of Amendment, dated August 16, 2023 to the Certificate of Incorporation, as amended, to implement the Reverse Stock Split.	8-K	8/17/2023	3.3
4.1.3	Certificate of Amendment, dated August 16, 2023 to the Certificate of Incorporation, as amended, to implement the name change.	8-K	8/17/2023	3.4
4.2	Bylaws, as amended, of CervoMed Inc.	8-K	8/17/2023	3.5
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.				X
23.1	Consent of RSM US, LLP, independent registered public accounting firm.				X
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).				X
24.1	Power of Attorney (included on the signature page of this Registration Statement).				X
99.1#	CervoMed Inc. 2025 Equity Incentive Plan.	10-Q	8/8/2025	10.5
99.2#	Amendment No. 1 to CervoMed Inc. 2025 Equity Incentive Plan.				X
99.3#	Form of Stock Option Award Agreement under 2025 Equity Incentive Plan.	10-Q	11/7/2025	10.1
107	Calculation of Filing Fee Table.				X

# Indicates management contract or compensatory plan.

Item 9. Undertakings.

1.	The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 7th day of August, 2026.

CERVOMED INC.
By:	/s/ John Alam, MD
John Alam, MD
President & Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of John Alam, MD and William Elder as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Alam, MD	President, Chief Executive Officer and Director	August 7, 2026
John Alam, MD	(Principal Executive Officer)

/s/ William Elder	Chief Financial Officer and General Counsel	August 7, 2026
William Elder	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joshua S. Boger, PhD	Chair of the Board of Directors	August 7, 2026
Joshua S. Boger, PhD

/s/ Sylvie Grégoire, PharmD	Director	August 7, 2026
Sylvie Grégoire, PharmD

/s/ Jane Hollingsworth, JD	Director	August 7, 2026
Jane Hollingsworth, JD

/s/ Jeff Poulton	Director	August 7, 2026
Jeff Poulton

/s/ David Quigley	Director	August 7, 2026
David Quigley

/s/ Marwan Sabbagh, MD	Director	August 7, 2026
Marwan Sabbagh, MD

/s/ Frank Zavrl	Director	August 7, 2026
Frank Zavrl